Exhibit 8

                                                               Exhibit 8








                             STOCKHOLDERS AGREEMENT

     AGREEMENT dated September 14, 1995, among G-I HOLDINGS, INC., a Delaware corporation ("Parent"), USI ACQUISITION COMPANY, a Texas corporation and a direct wholly-owned subsidiary of Parent ("Sub"), and the other parties signatory hereto (each a "Stockholder", and collectively, the "Stockholders").

                              W I T N E S S E T H:
                              - - - - - - - - - -


     WHEREAS, concurrently herewith, Parent, Sub and U. S. Intec, Inc., a Texas corporation (the "Company"), have been negotiating in good faith the terms of an Agreement and Plan of Merger; and

     WHEREAS, as an inducement and a condition to continuing such negotiations, Parent has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement;

     NOW,THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:


1.  Definitions.  For purposes of this Agreement:

     a. "Beneficially Own" or "Beneficially Ownership" with respect to any securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially owned by all of the Persons with whom such person would constitute a "group" as within the meanings of Section 13(d)(3) of the Exchange Act.

     b. "Company Common Stock" shall mean at any time the common stock, $.02 par value, of the Company.

     c. "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

2.  Tender of Shares.

     a. Each Stockholder hereby agrees to validly tender (and not to withdraw) pursuant to and in accordance with the terms of such a tender offer (the "Offer"), as may be commenced by Parent or Sub at a price not less than $9.05 per share (the "Price"), the number of shares of Company Common Stock set forth opposite such Stockholder's name on Schedule I hereto (the "Existing Shares", and together with any shares of Company Common Stock acquired by such Stockholder after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion of exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution or otherwise, the "Shares"), Beneficially Owned by him, her or it. Each Stockholder hereby acknowledges and agrees that the Parent's or Sub's obligation to accept for payment and pay for Shares in the Offer, including the Shares Beneficially Owned by such Stockholder, will be subject to the terms and conditions of the Offer.

     b. The transfer by each Stockholder of his, her or its Shares to Sub in the Offer shall pass to, and unconditionally vest in, Sub good and valid title to the number of Shares set forth opposite such Stockholder's name on Schedule I hereto, free and clear of all claims, liens, restrictions, security interest, pledges, limitations and encumbrances whatsoever.

     c. Each Stockholder hereby agrees to permit Parent and Sub to publish and disclose in the offer documents relating to the Offer and his, her or its identity and ownership of Company Common Stock and the nature of his, her or its commitments, arrangements and understandings under this Agreement.

3. Provisions Concerning Company Common Stock. Each Stockholder hereby agrees that during the period commencing on the date hereof and continuing until the later of (x) 180 days from the date hereof or (y) if a Merger Agreement (as hereinafter defined) is executed and delivered within such 180 day period, the first to occur of (i) the closing of any merger (the "Merger") between Sub and Company providing for the shareholders of the Company to receive the Price in exchange for each share of Company Common Stock or (ii) the termination of any such merger agreement (the "Merger Agreement") related thereto, (such date being herein referenced to as the "Termination Date") at any meeting of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock, such Stockholder shall vote (or cause to be voted) the Shares of record or Beneficially Owned by such Stockholder, whether issued, heretofore owned or hereafter acquired, (I) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; (II) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement (after giving effect to any materiality or similar qualifications contained therein); and (III) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its Subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company of its Subsidiaries; (C) (1) any change in a majority of the persons who constitute the board of directors of the Company; (2) any change in the present capitalization of the Company or any amendment of the Company's Articles of Incorporation or Bylaws; (3) any other material change in the Company's corporate structure of business; or (4) any other action which, in the case of each of the matters referred to in clause C(1), (2), (3) or (4), is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by this Agreement and the Merger Agreement. Such Stockholder shall not enter into any agreement or understanding with any person or entity of which would be inconsistent or violative of the provisions and agreements contained in the Section 3.

4. Options. Each of the Stockholders hereby grants to Parent an irrevocable option (each, a "Stock Option" and collectively, the "Stock Options") to purchase the number of Shares set forth opposite such Stockholder's name on
Schedule I hereto (the "Option Shares") at a purchase price per share equal to the Price plus any additional per share price paid to any other stockholder of the Company pursuant to the Offer or Merger, so long as: (i) all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), required for the purchase of the Option Shares upon such exercise shall have expired or been waived, and (ii) there shall not be in effect any preliminary or final injunction or other order issued by any court or governmental, administrative or regulatory agency or authority prohibiting the exercise of the Stock Options under this Agreement, provided that such Stock Option shall terminate on the Termination Date. In the event that the Parent wishes to exercise Stock Options, Parent shall send a written notice (the "Notice") to the Stockholders identifying the place and date (not less than two nor more than 20 business days from the date of the Notice) for the closing of such purchase, provided, however, that if Parent exercises any Stock Option, it
               -----------------
must exercise all Stock Options.

     Notwithstanding the foregoing, if Parent exercises the Stock Options pursuant to this Section 4 and unless the Offer or Merger is terminated pursuant to its terms, Parent shall, within 30 calendar days after the date of such exercise, offer to all other stockholders of the Company the opportunity to sell their shares of Company Common Stock to Parent upon the equivalent terms and conditions provided with respect to exercise of the Stock Options in this
Section 4.

5. Other Covenants, Representations and Warranties. Each Stockholder hereby represents and warrants to Parent as follows:

     a. Ownership of Shares. Such Stockholder is either (i) the record and Beneficial Owner of, or (ii) the Beneficial Owner but not the record holder of, the number of shares set forth opposite such Stockholder's name of Schedule I hereto. On the date hereof, the Existing Shares set forth opposite such Stockholder's name on Schedule I hereto constitute all of the Shares owned of record or Beneficially Owned by such Stockholder. Such Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 2 and 3 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the existing Shares set forth opposite such Stockholder's name on Schedule I hereto, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

     b. Power; Binding Agreement. Such Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Stockholder will not violate any other agreement to which such Stockholder is a party including, without limitation, any voting agreement, stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is Trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such stockholder of the transactions contemplated hereby.
If such Stockholder is married and such Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder's spouse, enforceable against such person in accordance with its terms. The failure of any Stockholder to honor its obligations hereunder shall not relieve any other Stockholder from its obligations hereunder.

     c.  No Conflicts.  Except for (i) filings under the HSR Act, if applicable,
(A) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and (B) none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereto shall (1) conflict with or result in any breach of any applicable organizational document applicable to such Stockholder, (2) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's properties or assets may be bound, or
(3) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Stockholder or any of such Stockholder's properties or assets.

     d. No Encumbrances. Except as applicable in connection with the transactions contemplated by Section 2 hereof, such Stockholder's Shares and the certificates representing such Shares are now, and at all times during the term hereof will be, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder and except that Mr. Adair's shares are pledged as collateral for the Note (hereinafter defined).

     e. No Finder's Fees. Except for fees payable to First Southwest Company by the Company, no broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

     f. No Solicitation. No Stockholder shall, in his, her or its capacity as such, directly or indirectly, solicit (including by way of furnishing information) or respond to any inquiries or the making of any proposal by any person or entity (other than Parent or any affiliate of Parent) with respect to the Company that constitutes an Acquisition Proposal, except as may be permitted by the Merger Agreement. If any Stockholder receives any such inquiry or proposal, then such Stockholder shall promptly inform Parent of the existence thereof. Each Stockholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

     g. Restriction on Transfer, Proxies and Non-Interference. Except as applicable in connection with the transactions contemplated by Section 2 hereof, no Stockholder shall, directly or indirectly: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Stockholder's Shares or any interest therein; (ii) except as contemplated by this Agreement, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing such

Stockholder's obligations under this Agreement.

     h. Waiver of Appraisal Rights. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have.

     i. Reliance by Parent. Such Stockholder understands and acknowledges that Parent is continuing to negotiate, and causing Sub to negotiate the terms of the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

     j. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

     k. Indemnification; Directors' and Officers' Insurance. (a) Parent shall indemnify, defend and hold harmless each Stockholder, (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person executed this Agreement, other than as a result of, or relating to, any claim of a Stockholder (and Parent will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties, (i) the Indemnified Parties may retain counsel satisfactory to them and Parent and Parent shall pay all fees and expenses of such counsel for the Indemnified Parties promptly as statements therefore are received; and
(ii) Parent will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that Parent shall not be liable for any settlement effected without its prior written consent. Any Indemnified Party wishing to claim indemnification under this Section 5.k., upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict in the written opinion of counsel to the Indemnified Parties, on any significant issue between the positions of any two or more Indemnified Parties, provided that in no event shall the Parent be obligated to pay the fees and expenses of more than two law firms on behalf of all Indemnified Parties.

     The provisions of this Section 5.k. are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his heirs and his personal representatives and shall be binding on all successors and assigns of Parent, Sub, the Company and the Surviving Corporation. The provisions of this Section 5.k. shall terminate and shall be of no force or effect following execution of the Merger Agreement or upon Parent's delivery of notice to the Indemnified Party that it will immediately upon the written request of such party terminate the Option relating to the shares of Company Common Stock owned by such Indemnified Party.


6. Covenant of Danny J. Adair. Danny J. Adair, the President and Chief Executive Officer of the Company, hereby acknowledges that pursuant to a Debt Restructuring and Non-Competition Agreement dated as of September 28, 1990, as amended December 31, 1993, the Company holds Mr. Adair's secured promissory note (the "Note") in the principal amount of $2,803,000 (together with all accrued and unpaid interest thereon, the "Loan Amount"). Mr. Adair agrees that any amount to be paid to him in the Offer or pursuant to this Stock Option in exchange for his Shares shall be net of the Loan Amount and that the Loan Amount shall instead be paid to the Company in full satisfaction of his obligations under the Note.

7. Stop transfer. Each Stockholder agrees with, and covenants to, Parent that such Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares, unless such transfer is made in compliance with this Agreement (including the provisions of Section 2 hereof). In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

8. Termination. Except as otherwise provided herein, the covenants and agreements contained herein with respect to the Shares shall terminate upon the Termination Date.

9. Stockholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director of the Company makes any agreement or understanding herein in his or her capacity as such director. Each Stockholder signs solely in his or her capacity as the record and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder's Shares.

10. Confidentiality. The Stockholders recognize that successful consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, each Stockholder hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than such Stockholder's counsel and advisors, if any) without the prior written consent of Parent, except for filings required pursuant to the Exchange Act and the rules and regulations thereunder or disclosures such Stockholder's counsel advises are necessary in order to fulfill such Stockholder's obligations imposed by law, in which event such Stockholder shall give notice of such disclosure to Parent as promptly as practicable so as to enable Parent to seek a protective order from a court of competent jurisdiction with respect thereto.


11. Negotiating in Good Faith. In consideration of the Stockholders executing and delivering this Agreement, Parent and Sub agree to negotiate in good faith and use its commercially reasonable best efforts to execute and deliver a Merger Agreement (which shall include an agreement to tender for the outstanding shares of Company Common Stock) on terms mutually satisfactory to the parties thereto as soon as practicable; provided that Parent and Sub's failure to execute such agreement shall not relieve the stockholders from their obligations hereunder.

12.  Miscellaneous.

     a. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     b. Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder's heirs, guardians, administrators or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

     c. Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of all the other parties thereto, provided that Parent may assign, in its sole discretion, its rights hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

     d. Amendments, Waivers, Etc. This Agreement many not be amended, changed, supplemented, waived or otherwise modified or terminated, with respect to any one or more Stockholders, except upon the execution and delivery of a written agreement executed by the relevant parties hereto; provided that Schedule I hereto may be supplemented by Parent by adding the name and other relevant information concerning any stockholder of the Company who agrees to be bound by the terms of this Agreement without the agreement of any other party hereto, and thereafter such added stockholder shall be treated as a "Stockholder" for all purposes of this Agreement.
     e. Notices. All notices, requests, claims demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

          If to Stockholder:  At the addresses set forth on the Company's records

               If to Parent   G-I Holdings, Inc.
               or Sub, to:    1361 Alps Road Wayne
                              Wayne, New Jersey 07470
                              (201)628-3124 (telephone)
                              (201)628-4118 (telecopier)
                              Attention:  Chief Financial Officer




          copy to:  G-1 Holdings, Inc.
                    1361 Alps Road
                    Wayne, New Jersey 07470
                    (201) 628-3520 (telephone)
                    (201) 628-3196 (telecopier)
                    Attention:  General Counsel

                            and

                    Weil, Gotshal & Manges
                    767 Fifth Avenue
                    New York, New York 10153
                    (212) 310-8000 (telephone)
                    (212) 310-8007 (telecopier)
                    Attention:  Stephen E. Jacobs, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     f. Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this

Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     g. Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

     h. Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     i. No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     j. No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

     k. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

     l. Jurisdiction. Each party hereby irrevocably submits to the jurisdiction of the Court of Chancery in the State of Delaware or the United States District Court for the Southern District of New York or any court of the State of New York located in the City of New York in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding may be brought in such court (and waives any objection based on forum non conveniens or any other objection to venue therein): provided, however, that such consent to jurisdiction is solely for the purpose referred to in this paragraph (1) and shall not be deemed to be a general submission to the jurisdiction of said Courts or in the States of Delaware or New York other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

     m.  Descriptive Headings.   The descriptive headings used herein are
inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     n. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together shall constitute one and the same Agreement, provided that the failure of any Stockholder identified on the signature page to execute this Agreement shall not relieve the Stockholder parties hereto from their respective obligations hereunder.

     IN WITNESS WHEREOF, Parent and Each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                              G-I HOLDINGS, INC.

                              By: /s/ James P. Rogers
                                 -------------------------
                              Name: James P. Rogers
                              Title: S.V.P.


                              USI ACQUISITION COMPANY

                              By: /s/ James P. Rogers
                                 --------------------------
                              Name: James P. Rogers
                              Title:


                              FIRST SOUTHWEST COMPANY

                              By: /s/ Hillel A. Feinberg
                                 --------------------------
                              Name: Hillel A. Feinberg
                              Title: President and CEO


                              UMPHREY FAMILY LIMITED PARTNERSHIP

                              By: /s/ Hillel A. Feinberg
                                 -------------------------------
                                   Hillel A. Feinberg
                                   Attorney-in-Fact


                              490 PARK JOINT VENTURE

                              By: /s/ Hillel A. Feinberg
                                 -------------------------------
                                   Hillel A. Feinberg
                                   Attorney-in-Fact

                              /s/ Danny J. Adair
                              -----------------------------------
                                   Danny J. Adair


                              /s/ Albert E. Brammer
                              ----------------------------------
                                   Albert E. Brammer

                              /s/  Austin W. Gonsoulin
                              ----------------------------------
                                   Austin W. Gonsoulin

                              /s/  Robert G. Hoag
                              ----------------------------------
                                   Robert G. Hoag

                              /s/  Ken. D. Latiolais
                              ----------------------------------
                                   Ken. D. Latiolais


                              /s/  S. Craig Noble
                              ----------------------------------
                                   S. Craig Noble


                              /s/ Hillel A. Feinberg
                             ----------------------------------
                                   Hillel A. Feinberg


                              DEBRA J. FEINBERG


                              /s/ Hillel A. Feinberg
                              ----------------------------------
                              By: Hillel A. Feinberg
                                  Attorney-in-Fact


                              UTLEY GROUP II


                              /s/ Hillel A. Feinberg
                              ----------------------------------
                              By: Hillel A. Feinberg
                                  Attorney-in-Fact


                              /s/  Paul M. Bass, Jr.
                              ----------------------------------
                                   Paul M. Bass, Jr.


                              /s/  Michael J. Marz
                              ----------------------------------
                                   Michael J. Marz

                              /s/  Richard Earl Purkey, Sr.
                              ----------------------------------
                                   Richard Earl Purkey, Sr.


                              /s/  J. Roane Ruddy
                              ----------------------------------
                                   J. Roane Ruddy

                                  SCHEDULE I TO
                             STOCKHOLDERS AGREEMENT
                             ----------------------


Name of Stockholder                     Number of Shares Owned
-------------------                     ----------------------


1.  First Southwest Company                     179,290

2.  Umphrey Family Limited Partnership           65,311

3.  490 Park Joint Venture                       81,189

4.  Danny J. Adair                              814,521

5.  Albert E. Brammer                             5,000

6.  Austin W. Gonsoulin                           5,600

7.  Robert G. Hoag                              512,000

8.  Ken D. Latiolais                             42,100

9.  S. Craig Noble                               35,800

10.  Richard Earl Purkey, Sr.                    14,500

11.  J. Roane Ruddy                              15,000

12.  Hillel A. Feinberg                          20,000

13.  Debra J. Feinberg                            7,500

14.  Utley Group II                              25,000

15.  Paul M. Bass, Jr.                           10,000

16.  Michael J. Marz                              3,000